Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 20, 2010, is entered into by and between TPN Holdings LLC, a California limited liability company (the “Seller”), Ryan Thompson, Mark Faggiano, Sebastian Ailioaie and Frank Faggiano, the members of Seller (collectively, the “Seller Members”), and Banks.com, Inc, a Florida Corporation (the “Buyer”).

WHEREAS, Seller is engaged in the business of web-based tax extension filing services via its web site (the “Website”) located at www.filelater.com, referred to herein as the “Domain Name” (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller used in the Business, upon the terms, in the manner and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS.

1.1 Purchased Assets. As of the Closing Date (as defined in Section 2.2), Seller hereby sells, assigns and transfers to Buyer, and Buyer hereby purchases and assumes, Seller’s entire right and interest in and to those assets set forth on Exhibit A attached hereto (the “Purchased Assets”). The Purchased Assets shall include all of Seller’s interest in any Trade Rights used by Seller in the conduct of the Business as currently conducted. As used herein, the term “Trade Rights” shall mean: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all inventions, know-how, discoveries, improvements, designs, new or useful art, combinations, formulae, algorithms, technical developments, computer architecture, artwork, applets, scripts, processes, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition, and all other types of Intellectual Property; and (iv) all registrations of any of the foregoing, all applications therefor, all goodwill associated with the Business and any of the foregoing, and all claims for infringement or breach thereof. Without limiting the generality of the foregoing, the parties acknowledge and agree that the sale, transfer, assignment and conveyance of the Website to the Buyer pursuant to this Agreement includes any and all of Seller’s right, title and interest in and to any Software developed and/or, to the extent transferable, used in connection with the operation and maintenance of the Website. For purposes of this Agreement, the term “Software” shall mean and refer to programming code, object code, software code, commented source code, and materials, ideas, concepts, designs, know-how, methods, technologies, algorithms and other intellectual property of any kind to the extent utilized in such code, and all other forms of code and related documentation, flow charts and technical design, functional and other specifications for the same.

1.2 Excluded Assets. Anything in Section 1.1 to the contrary notwithstanding, in no event shall the Purchased Assets include (i) Seller’s minute books and equity ownership records, (ii) books of account and other records of Seller which are required by law to be kept in Seller’s possession, including but not limited to tax returns (as hereinafter defined), (iii) Seller’s bank accounts and accounts receivable, and (iv) all other contracts, agreements and assets not expressly set forth on Exhibit A (collectively, the “Excluded Assets”).

1.3 Assumed Liabilities. In addition to the Purchase Price (as defined in Section 2.1), Buyer shall assume as of the Closing Date, only those liabilities and obligations under the contracts and agreements set forth on Exhibit A (the “Assumed Agreements”) arising from and after the Closing Date.

1.4 Non-Assignable Contracts. Neither this Agreement nor any closing document shall constitute an assignment or an attempted assignment of any Non-Assignable Contract (as defined below). Seller shall use commercially reasonable efforts to obtain all consents required for the assignment to Buyer of the Non-Assignable Contracts to the extent they are included in the Purchased Assets To the extent that any Assumed Agreement for which assignment to Buyer is provided herein is not assignable without the consent of another party and such consent has not been obtained prior to Closing, (i) the asset (and its related liabilities) will not be considered a Purchased Asset or an Assumed Liability for the purposes of this Agreement unless and until such consent has been obtained; (ii) Seller shall continue to use its commercially reasonable efforts to obtain such approval; and (iii) pending such approval Seller shall cooperate with Buyer in any mutually agreeable, reasonable and lawful arrangement designed to provide Buyer with the economic and operational equivalent of the use of such asset and its related liabilities. As used herein the term “Non-Assignable Contract” means any Assumed Agreement to be assigned hereunder for which: (a) an assignment or attempted assignment of which would constitute a breach thereof without the consent of a third party and such consent has not been obtained; (b) in respect of which the remedies for the enforcement thereof available to Seller would not pass to Buyer; or (c) an assignment of which would contravene any applicable law; provided, however, that with respect to clause (a), upon execution of consent to assignment such Contract will no longer be a “Non-Assignable Contract”.

1.5 Excluded Liabilities. Except as and to the extent specifically set forth in Section 1.3, Buyer is not assuming any liability or obligation of Seller. Without limitation, and notwithstanding the provisions of Section 1.3, Buyer is not assuming, and Seller shall not be deemed to have assigned or otherwise transferred to Buyer, any of the following liabilities or obligations of Seller:

(a) Indebtedness. Any liability or obligation arising from or related to obligations for borrowed money owed or guaranteed by Seller or that is secured by any assets of Seller or any shares of the capital stock or other equity or ownership interests of Seller, including liabilities or obligations arising under any loan agreement, promissory note, letter of credit, guarantee agreement, finance lease or other evidence of indebtedness of Seller.

(b) Taxes. Any liability or obligation for Taxes, including those applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated hereby, including any income, transfer, sales, use, gross receipts or documentary stamp Taxes and all penalties and interest related thereto.

(c) Litigation Matters. Any liability or obligation relating to any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(d) Infringements. Any liability or obligation for infringement of the Trade Rights of others.

(e) Liability For Breach. Any liability or obligation for any breach or failure to perform any of Seller’s covenants, agreements, representations or warranties contained in, or made pursuant to, any contract, agreement or similar arrangement whether or not assumed hereunder, including any breach arising from assignment of the Assumed Agreements without the consent of third parties.

(f) Liabilities to Affiliates. Any liability or obligation to Seller’s current or former Affiliates. “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.

(g) Violation of Laws or Orders. Any liability or obligation for any violation of or failure to comply with any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation (collectively, “Laws”) or with any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other (collectively, “Governmental Entities”).

(h) Successor Liabilities. Any liability or obligation that any person or entity seeks to impose upon Buyer by virtue of any theory of successor liability, including liabilities or obligations relating to environmental matters; product liability; Taxes; labor and employment matters; the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”); the Code; any plan, program, contract, policy or practice providing benefits to any current or former employee, director, manager, member or independent contractor; or as a result of Buyer’s failure to comply with any bulk transfer or similar Law.

(i) Brokers or Finders. Any liability or obligation of Seller or any Seller Member to pay any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

ARTICLE II.

CONSIDERATION AND PAYMENT

2.1 Purchase Price. The purchase price for the Purchased Assets shall be Two Hundred Twenty-Five Thousand Dollars (the “Purchase Price”). One Hundred Seventy Five Thousand Dollars (the “Cash Closing Payment”) is due upon the Closing Date, and Fifty Thousand Dollars (the “Deferred Closing Payment”) is due payable on the six month anniversary of the Closing Date.

2.2 Closing. The closing (the “Closing”) will take place on the date hereof, unless another time or date is agreed to in writing by the parties hereto (the date upon which the Closing actually takes place being referred to herein as the “Closing Date”) at the offices of the Buyer, 222 Kearny Street, Suite 550, San Francisco, California 94108. The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date (the “Effective Time”). At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.2 below; (ii) Buyer shall deliver to Seller the various certificates, instruments, and documents referred to in Section 7.1 below; and (iii) the Buyer will pay to the Seller the Cash Closing Payment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1 Due Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

3.2 Authority to Execute and Perform Agreements. Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the agreements contemplated hereby (the “Ancillary Agreements”) to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action of Seller, and no other limited liability company proceedings on the part of Seller or its members are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions so contemplated. This Agreement and the Ancillary

Agreements have all been duly executed and delivered and are the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

3.3 Solvency. Seller has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (e) admitted in writing its inability to pay its debts as they become due, (d) been convicted of, or pleaded guilty or no contest to, any felony, or (f) taken or been the subject of any legal action that may have an adverse effect on its ability to comply with or perform any of its covenants or material obligations under this Agreement or any of the Ancillary Agreements.

3.4 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Seller, the Purchased Assets or the Business. Seller is not a party to and has not received a written threat of any action, suit, proceeding, arbitration, or investigation or inquiry, whether civil, criminal or administrative (“Litigation”) relating to the Purchased Assets or the Business. There is no dispute between Seller and any Person under contract with Seller. To the knowledge of Seller, there is no fact, event or circumstance that may give rise to any action, suit, claim or proceeding relating to Seller, the Purchased Assets, or the Business. There are no actions, suits, claims or proceedings pending or, to the knowledge of Seller, threatened that would give rise to any right of indemnification on the part of any past or present director or officer of Seller or the heirs, executors or administrators of such director or officer against Seller or any successor to its assets or Business.

3.5 Title. As of the date hereof, Seller has, and on the Closing Date Seller will have, good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”).

3.6 Legal Compliance. To the knowledge of Seller, each of Seller and its predecessors and affiliates has complied with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

3.7 Domain Name and Website. Seller has adopted, used and duly registered with all required authorities the Domain Name. Seller controls all rights and holds exclusive title to the Domain Name. Seller has unencumbered rights in the Domain Name and the Website. Seller properly registered the Domain Name with Go Daddy.com, Inc. (the “Registrar”) without committing fraud or misrepresentation or otherwise making any false statement in the process of registration and maintenance of the registration of the Domain Name on or in connection with the transaction underlying this Agreement. Seller is the registrant listed in the records of the Registrar as the sole owner of the registration of the Domain Name. Seller has the authority to transfer the Domain Name and the Website. Seller has not used the Domain Name and/or the Website for any illegal purpose. To the knowledge of Seller, the Domain Name, the Website and Buyer’s continuing use of the Software do not infringe the rights of any third party. No fees are owing to the Registrar or any other government agency or other entity or party with regard to the registration of the Domain Name. Seller represents and warrants that all registration fees to the Registrar are current and shall remain so through the Closing. Furthermore, Seller represents and warrants that it shall deliver under this Agreement unencumbered marketable title (subject to restrictions and limitations imposed by the Registrar) to the Domain Name and Website. Seller has not licensed or otherwise allowed or enabled the use of the Domain Name or Website to any other person or entity, or granted any right with respect to the Domain Name or Website to any other person or entity, that may, in any manner, whether currently or in the future, restrict, impede or adversely affect Buyer’s rights therein. Except as disclosed in the Section 3.7 of the Disclosure Schedule, Seller has not obtained a trademark registration or filed any application to register a trademark with the US Patent and Trademark Office or other agency (domestic or foreign) of the Domain Name or any other mark confusingly similar to the Domain Name other than the trademark included in the Purchased Assets.

3.8 Trade Rights. To the knowledge of Seller, Seller is not infringing and has not infringed any Trade Rights of another in the operation of the Business, including with respect to the ownership of registration of the Domain Name and use and operation of the Website, nor is any other person infringing the Trade Rights of Seller. To the knowledge of Seller, all Trade Rights of Seller are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

3.9 Tax Matters. All Tax Returns (as defined below) with respect to, in connection with, associated with, or related to, the Business required to be filed by or on behalf of Seller have been timely filed and, when filed, were true, correct and complete in all material respects. All Taxes owed and/or due and payable by Seller have been timely paid by Seller or will be timely paid by Seller. Seller has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any governmental body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No governmental agency is conducting an audit or other examination of any Tax Return of Seller, nor has Seller been notified in writing of any request for such an audit or other examination. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien. Seller has delivered, or made available to Buyer, copies of Tax Returns for the years ended December 31, 2007, 2008 and 2009 and any examination reports, statements or deficiencies or similar items with respect to any audit proceedings which have been closed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any governmental body in writing or (ii) as to which Seller has knowledge. Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable. Seller has never granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Closing Date. The charges, accruals and reserves with respect to Taxes on the books and records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no outstanding, assessed or, to Seller’s knowledge, proposed tax assessment or deficiency against Seller. All Taxes that Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental body. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Seller. Seller has (A) not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group); and (B) no liability for Taxes of any person (other than Seller) under Treasury Regulations Section 1.1502-6, as a transferee or successor by contract or otherwise. Seller is not an S corporation as defined in Code Section 1361. Seller has always been taxed as a partnership for federal and state income tax purposes and has not, and will not on or prior to the Closing Date, file an election to be taxed as a corporation for any federal or state Tax purposes. Seller’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax books and records. “Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form attachment or amendment. “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, contract or otherwise.

3.10 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in this Agreement, Seller does not have any liabilities or obligations other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or shall have a material adverse effect on the Business or the Purchased Assets. Seller has no actual knowledge of any basis for the assertion against Seller of any liability in connection with the Business, and to the knowledge of Seller, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which could reasonably be expected to result in the imposition of a material liability upon Buyer, except commercial liabilities and obligations incurred in the ordinary course of Seller’s business and consistent with past practice.

3.11 Assumed Agreements. Seller is not in default in any material respect under any Assumed Agreement, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default by Seller in any material respect thereunder or cause the acceleration of any of Seller’s obligations thereunder or result in the creation of any Lien on any Purchased Asset. To Seller’s knowledge, no third party is in default in any material respect under any such Assumed Agreement to which Seller is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Assumed Agreement is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s knowledge, the other party or parties thereto in accordance with its terms.

3.12 Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), which are necessary to permit Buyer to carry on the Business as presently conducted.

3.13 No Brokers or Finders. Other than AIM Business Brokers, neither Seller nor any of its directors, officers, employees, shareholders, affiliates or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof. Any fees payable to any such finder or broker shall be the sole responsibility of Seller and the Seller Members and in no circumstance shall Buyer have any liability therefor.

3.14 No Other Representations or Warranties. Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability, fitness for any particular purpose or non-infringement, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article III, Buyer is purchasing the Purchased Assets on an “as-is, where-is” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Contracts, and none shall be implied at law or in equity.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER MEMBERS

Seller and each of the Seller Members, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement with respect to himself or itself, except as set forth in the Annex attached hereto (the “Annex”).

4.1 Authorization. Such Seller Member has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller Member, enforceable in accordance with its terms and conditions.

4.2 Noncontravention. Neither the execution and the delivery of this Agreement by such Seller Member, nor the performance by such Seller Member of his obligations hereunder, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, or other restriction of any government, governmental agency, or court to which such Seller Member is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller Member is a party or by which he is bound or to which any of his assets is subject.

4.3 Seller Units. Such Seller Member holds of record the number of Units set forth next to his name on the Annex.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, as follows.

5.1 Due Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2 Authority to Execute and Perform Agreements. Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements have all been duly executed and delivered and are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

5.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees, shareholders, affiliates or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

The Parties agree as follows, including with respect to the period following the Closing.

6.1 Expenses of Sale. The parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants, provided that Buyer shall be responsible for any fees payable to any third party to effectuate the transfer of ownership and registration of the Domain Name and any other domain name included in the Purchased Assets, as contemplated under this Agreement, including, without limitation, any fees payable to the Registrar in connection herewith. Buyer shall be responsible for any registration fees charged by the Registrar for the continued registration of the Domain Name after the Domain Name has been transferred to Buyer.

6.2 Further Assurances. Each of the parties shall execute such documents and other papers and perform such further acts as may reasonably be required to carry out the provisions hereof and the transactions contemplated hereby. Each of the parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing.

6.3 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller Member shall, at Buyer’s expense, take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

6.4 Litigation support. If and for so long as Buyer actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each Seller Member shall, at Buyer’s expense, cooperate with Buyer and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense.

6.5 Transition. None of Seller nor Seller Members shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller and each Seller Member shall refer all customer inquiries relating to the business of Seller to Buyer from and after the Closing.

6.6 Confidentiality. Each of the Seller and the Seller Members shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. If Seller or any of Seller Members is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller or that Seller Member, as the case may be, shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Seller Member is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Seller or Seller Member may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Seller Member shall notify Buyer as soon as practicable so that Buyer may attempt to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. For purposes of this Agreement, “Confidential Information” means any information concerning the Purchased Assets prior to Closing that is not then generally available to the public.

6.7 Post-Closing Receipts. Seller and the Seller Members authorize and empower Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Business, Purchased Assets or Assumed Liabilities and to deal with the contents of such communications in any proper manner. Seller and the Seller Members shall promptly deliver to Buyer any mail or other communication received by any of them on or after the Closing Date relating to the Business, Purchased Assets or Assumed Liabilities. On or after the Closing Date, if Seller or any Seller Member receives any checks or other funds on account of or in respect of the Business or Purchased Assets, then Seller or such Seller Member shall not cash such checks or deposit such funds into Seller’s or such Seller Member’s account, and Seller and such Seller Member shall promptly forward such checks or funds to Buyer (properly endorsed for deposit by Buyer).

6.8 Use of Name. After the Closing, neither Seller nor any Affiliate of Seller shall, without the prior written consent of Buyer, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “filelater,” “filelater.com” or any letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for Seller to pay its liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its Business.

6.9 Transition Services. After the Closing, Seller shall make itself reasonably available for up to an aggregate of 10 hours to answer questions Buyer may have about the Software included in the Purchased Assets; provided that Seller has not made any changes, modifications or additions to such code. Furthermore, following the date on which Buyer first becomes an authorized IRS e-file provider, Seller shall provide reasonable assistance to Buyer during December 2010 in completing the forms and paperwork necessary to conduct the 2010 Software testing for forms 7004 and 4868. Seller’s obligations to provide transition services to Buyer hereunder shall expire on March 1, 2011.

6.10 Allocation of Purchase Price. The aggregate Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder. As such, Seller and Buyer agree that 100% of the Purchase Price will be allocated to “Intangibles” related to the purchased Domain Name set forth in this Agreement and goodwill arising from the transaction, provided that no portion of the Purchase Price shall be allocated to a covenant not to compete. Seller and Buyer shall follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made to the Internal Revenue Service (“IRS”) by the parties under the provisions of Section 1060 of the Code or any Treasury Regulations promulgated thereunder, Buyer and Seller shall communicate to each other the content of such disclosures prior to the filing with or submission to the IRS.

6.11 Press Releases. None of Seller nor Seller Members shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

6.12 Survival of Representations and Warranties. All of the representations and warranties of Seller and Seller Members contained in this Agreement shall survive the Closing (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of six months following the Closing.

6.13 Use of Purchased Assets. Buyer hereby covenants and agrees that it will use the Purchased Assets only as permitted by applicable law and will use and hold the data and personal information included in the Purchased Assets in accordance with applicable law and with the terms and conditions, privacy policy and other terms under which that data and personal information was collected.

6.14 Bulk Sales. Unless compliance with this Section 6.14 is waived by Buyer, Seller and the Seller Members shall cooperate with Buyer in complying with all provisions of the bulk sales or bulk transfer Laws of all states having jurisdiction, in such a way as to provide Buyer the greatest measure of protection against the creditors of Seller allowable under all such Laws.

6.15 Indemnification of Buyer. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, affiliates, agents and representatives (the “Buyer Indemnified Parties”) against, and reimburse the Buyer Indemnified Parties for, any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, taxes, liens, diminutions in value, costs, expenses and fees (including reasonable attorneys’ fees and expenses, and the costs of investigation incurred in defending against or settling any such matter and any amounts paid in settlement thereof) (collectively, “Losses”) paid, suffered or incurred by the Buyer Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of Seller or any Seller Member under this Agreement or any of the Ancillary

Agreements, (ii) arising out of the ownership or operation or use of the Purchased Assets prior to the Closing, (iii) relating to any product or service provided by Seller, in whole or in part, prior to the Closing Date or (iv) arising out of or resulting from any of the Excluded Assets or Excluded Liabilities (collectively the “Buyer Damages”). To seek indemnification pursuant to this section, the Buyer Indemnified Party shall promptly notify Seller in writing of any claim for Buyer Damages. Notwithstanding the foregoing, the failure on the part of a Buyer Indemnified Party to give any such notice within such time period shall not relieve Seller of any indemnification obligation hereunder unless, and only to the extent that, Seller is materially prejudiced thereby.

6.16 Indemnification of Seller. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its members, managers, officers, employees, affiliates, agents and representatives (the “Seller Indemnified Parties”) against, and reimburse the Seller Indemnified Parties for, any and all Losses paid, suffered or incurred by the Seller Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of Buyer under this Agreement or any of the Ancillary Agreements, (ii) arising out of the ownership or operation or use of the Purchased Assets on or after the Closing, (iii) relating to any product or service provided by Buyer, in whole or in part, after the Closing Date, or (iv) arising out of or relating to any liability or obligation assumed by Buyer hereunder, including without limitation the Assumed Agreements (collectively the “Seller Damages”). To seek indemnification pursuant to this section, the Seller Indemnified Party shall promptly notify Buyer in writing of any claim for Seller Damages. Notwithstanding the foregoing, the failure on the part of a Seller Indemnified Party to give any such notice within such time period shall not relieve Buyer of any indemnification obligation hereunder unless, and only to the extent that, Buyer is materially prejudiced thereby.

6.17 Procedures Relating to Indemnification. The indemnifying party shall promptly pay the indemnified party any amount due under Section 6.15 or 6.16, as the case may be, which payment may be accomplished in whole or in part, at the option of the indemnified party, by the indemnified party setting off any amount owed to the indemnifying party by the indemnified party, including, in the event that Seller is obligated to indemnify a Buyer Indemnified Party, by setting off the amount owed against the payment of the Deferred Closing Payment. To the extent set-off is made by an indemnified party in satisfaction or partial satisfaction of an indemnity obligation under Section 6.15 or 6.16 that is disputed by the indemnifying party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the indemnified party, the indemnified party shall pay the indemnifying party the amount that was set off and not owed. The right to set-off in this Section 6.17 shall be without prejudice and in addition to any right of set-off, lien or other right to which the indemnified party is at any time otherwise entitled (whether by operation of law, agreement or otherwise).

6.18 Limitations on Liability. The provisions of Sections 6.15, 6.16 and 6.17 shall be the exclusive remedies for breaches of this Agreement. In no event shall any party have any obligation to any indemnified party hereunder for any claims or assertions that are not made on or before the six month anniversary of the Closing Date. Furthermore, the cumulative aggregate liability of Seller and the Seller Members, taken as a whole, or of Buyer, respectively, hereunder shall be limited to the Purchase Price.

ARTICLE VII.

CLOSING DELIVERIES

7.1 Seller’s Deliveries. At the Closing, Seller shall deliver the following to Buyer:

(a) Bill of Sale. Seller shall have executed and delivered to Buyer the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit B (the “Bill of Sale”).

(b) Intellectual Property Assignments. Seller shall have executed and delivered to Buyer any applicable trademark assignments, copyright assignments and domain name assignments, including transferring the domain name, filelater.com, to Buyer with its registrar, as may be reasonably requested by Buyer in order to carry out the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) Consents and Approvals. Seller shall have obtained and delivered to Buyer such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the assignment of the Assumed Agreements hereunder, in form and substance reasonably satisfactory to Buyer.

(d) Secretary’s Certificate. Seller shall have delivered to Buyer a certificate of its [managing member] dated the Closing Date and certifying (i) that correct and complete copies of its operating agreement and articles of organization are attached thereto, (ii) that correct and complete copies of each resolution of its board of managers and members approving the Agreement and the Ancillary Agreements and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of the Seller authorized to execute and deliver the Agreement and the Ancillary Agreements on behalf of the Seller.

(e) Non-competition Agreements. Seller shall have delivered to Buyer a non-competition agreement in substantially the form of Exhibit C signed by each Seller Member. Seller shall have delivered to Buyer a non-competition agreement in substantially the form of Exhibit D signed by Seller.

(f) Consulting Agreements. Each of Ryan Thompson, Mark Faggiano and Sebastian Ailioaie shall have entered into a consulting agreement with Buyer in substantially the form of Exhibit E.

(g) Other Documents. Seller shall have delivered to Buyer such other instruments or documents as may be necessary to carry out the transactions contemplated by this Agreement or the Ancillary Agreements.

7.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) Bill of Sale. Buyer shall have executed and delivered to Seller the Bill of Sale.

(b) Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller in accordance with Section 2.1.

(c) Consulting Agreement. Each of Ryan Thompson, Mark Faggiano and Sebastian Ailioaie shall have entered into a consulting agreement with Buyer in substantially the form of Exhibit E.

(d) Other Documents. Buyer shall have delivered to Seller such other instruments or documents as may be necessary to carry out the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so telegraphed, telexed, or sent by facsimile transmission or if mailed, five (5) days after the date of mailing, as follows:

(i) if to Buyer, to:

Daniel O’Donnell

Banks.com, Inc,

222 Kearny Street; Suite 550

San Francisco, CA 94108

(ii) if to Seller, to:

TPN Holdings LLC

8677 Villa La Jolla Dr #1107

La Jolla, CA 92037

Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

8.2 Entire Agreement. This Agreement (including the Exhibits and Annex hereto) and the Ancillary Agreements contain the entire agreement among the parties with respect to the purchase of the Purchased Assets and related transactions and supersede all prior agreements, written or oral, with respect thereto.

8.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

8.4 Specific Performance. Seller and Seller Members acknowledge and agree that Buyer would be damaged irreparably if any of the provisions of Sections 6.6 and 6.7 hereof are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller and Seller Members agree that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of Sections 6.6 and 6.7 hereof and to seek to enforce specifically terms and provisions of such sections in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

8.5 Exhibits. The Exhibits to this Agreement are a part of this Agreement as if set forth in full herein.

8.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.

8.8 Construction and Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require. The parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the parties jointly. Accordingly, no court should construe any provision for or against any party as a result of such party being involved in the drafting of this Agreement.

8.9 Assignment. This Agreement is not assignable except by operation of law.

8.10 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BUYER:

Banks.com, Inc.

By:	/s/ Daniel O’Donnell
Name:	Daniel O’Donnell
Title:	President & CEO

SELLER:

TPN Holdings LLC

By:	/s/ Ryan Thompson
Name:	Ryan Thompson
Title:	Manager

SELLER MEMBER

/s/ Ryan Thompson
Ryan Thompson

SELLER MEMBER

/s/ Mark Faggiano
Mark Faggiano

SELLER MEMBER

/s/ Sebastian Ailioaie
Sebastian Ailioaie

SELLER MEMBER

/s/ Frank Faggiano
Frank Faggiano

[Signature page to Asset Purchase Agreement]